Exhibit 99.1
NEWS RELEASE

For More Information:
Natalie Silva	Scott Phipps
Corporate Communications	Investor Relations
210-283-2729	210-283-2882
nsilva@tsocorp.com	sphipps@tsocorp.com
Tesoro Elects J.W. Nokes To Board of Directors
SAN ANTONIO, TX (March 2, 2007) — Tesoro Corporation (NYSE:TSO) announced that J.W. (Jim) Nokes has been elected to serve as the eleventh member of its Board of Directors.
     “The Board of Directors and our management team believe the knowledge and global experience that Jim has obtained over his 36 years in the oil industry will benefit our shareholders as we continue to evaluate ways to add value,” said Bruce Smith, Chairman, President and CEO of Tesoro Corporation.
     Nokes joined Conoco in 1970 and held various administrative, planning and operating management positions with Conoco Pipe Line Company. In 1981, he became the commercial manager of the natural gas and gas processing department of Conoco Inc. He returned to the transportation business in 1987 as general manager of transportation and president of Conoco Pipe Line Company.
     In 1989, Nokes transferred to London as director and general manager of business development of Conoco’s exploration and production affiliate. He became vice president and general manager of product marketing, supply and transportation in 1993. Nokes capped his career with seven years as the executive vice president of refining, marketing, supply and transportation for ConocoPhillips’ global downstream business.
     Nokes holds a bachelor’s degree in business administration from Fort Hays State University in Kansas and a master of business administration from the University of Arkansas.

About Tesoro’s Board Members
     Tesoro’s board members are: Patrick J. Ward, Retired Chairman, President and Chief Executive Officer of Caltex Petroleum Corporation, serves on Tesoro’s compensation and governance committees; William J. Johnson, President of JonLoc Inc., a petroleum consulting firm, chair of the company’s governance committee and serves on the compensation and audit committees; Steven H. Grapstein, Lead Director of Tesoro Corporation and chair of the company’s audit committee, is Chief Executive Officer of Kuo Investment Company; Bruce A. Smith, Chairman, President and Chief Executive Officer of Tesoro Corporation; Donald H. Schmude, Retired Vice President, Texaco and Retired President and Chief Executive Officer of Texaco Refining and Marketing, Inc, chair of the company’s environmental, health & safety committee and also serves on the finance committee.; A. Maurice Myers, Retired Chairman, President and Chief Executive Officer of Waste Management, Inc., chair of the company’s compensation committee and serves on the governance committee; Michael E. Wiley, Retired Chairman and Chief Executive Officer of Baker Hughes Incorporated, serves on the environmental, health & safety and finance committees; Robert W. Goldman, Retired Senior Vice President and Chief Financial Officer of Conoco, Inc., chair of the finance committee and serves on the audit and environmental, health & safety committees; Rodney Frank Chase, Non-Executive Chairman of Petrofac Ltd. in Europe and Deputy Chairman of Tesco plc in London serves on the audit and governance committees; John F. Bookout III Retired Director of McKinsey & Company, serves on the audit and compensation committees.
About Tesoro
Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes over 450 branded retail stations, of which over 200 are company owned and operated under the Tesoro® and Mirastar® brands.